UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006 (July 14, 2006)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 14, 2006 Federated Investors, Inc., (Federated) completed the acquisition of MDTA LLC (MDTA) which, through its registered investment advisory division MDT Advisers, oversees approximately $6.7 billion in managed assets. The acquisition was consummated pursuant to the terms of a definitive agreement dated May 11, 2006 with HBSS Acquisition Corporation, MDTA and the equity interest holders of MDTA. In conjunction with the acquisition of MDTA, the MDT Funds’ board of trustees and Federated Mutual Fund Board of Directors/Trustees approved a reorganization of the MDT Funds into the Federated complex. The Federated Fund Board of Directors/Trustees approved the creation of the Federated MDT Funds, a series of equity funds with substantially the same investment objectives and strategies as the existing MDT equity funds. Shareholders of the MDT funds will be asked to approve a reorganization of the MDT funds into comparable Federated Funds to integrate the MDT products into the Federated complex.

Federated acquired approximately 89 percent of the outstanding equity interests of MDTA with a right to acquire the remaining 11 percent by June 30, 2007. The transaction includes initial purchase payments of approximately $110 million, the majority of which was paid at closing, and a series of contingent payments totaling as much as $130 million over the next three years based on growth. Various assets, primarily intangible assets and intellectual property, will be recorded upon completion of the independent appraiser’s valuation. Both Federated and MDT have made customary representations, warranties and covenants in the agreement. Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 99.1  –  Press release issued by Federated Investors, Inc. dated July 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: July 20, 2006	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Federated Investors, Inc. dated July 17, 2006